UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2006

INTERVIDEO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-49809	94-3300070
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

46430 Fremont Boulevard

Fremont, California 94538

(Address of Principal Executive Offices)

(510) 651-0888

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

On August 28, 2006, InterVideo, Inc., a Delaware corporation (“InterVideo”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Corel Corporation, a corporation organized and existing under the laws of Canada (“Corel”) and Iceland Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Corel (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into InterVideo, with InterVideo continuing as the surviving corporation and a wholly owned subsidiary of Corel (the “Merger”).

Merger Agreement

Pursuant to the Merger Agreement, Corel will acquire InterVideo for a purchase price of $13.00 per share in cash.

Consummation of the Merger is subject to several conditions, including (i) absence of any material adverse effect on InterVideo, (ii) approval of the Merger Agreement and the Merger by stockholders of InterVideo, (iii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and (iv) InterVideo having a specified amount of cash on its balance sheet at closing.

The Merger Agreement contains certain termination rights for both InterVideo and Corel, and further provides that, upon termination of the Merger Agreement under specified circumstances, InterVideo may be required to pay Corel a termination fee of $6 million and reimburse Corel’s third party expenses in connection with the Merger up to $2 million.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated by reference herein. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about InterVideo or Corel. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules provided by InterVideo to Corel in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. The parties reserve the right to, but are not obligated to, amend or revise the Merger Agreement or the disclosure schedules. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between InterVideo and Corel rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about InterVideo or Corel.

Voting Agreement

Each of the officers and directors of InterVideo has entered into a voting agreement with Corel (the “Voting Agreement”), substantially in the form attached hereto as Exhibit 10.1. The Voting Agreement provides that each of InterVideo’s officers and directors will vote all shares of capital stock of InterVideo beneficially owned by such persons in favor of the approval of the Merger Agreement and the Merger and against approval of any proposal made in opposition to or in competition with the consummation of the Merger. The Voting Agreement terminates on the earlier of the effective time of the Merger or the date that the Merger Agreement is terminated.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated by reference herein.

Additional Information and Where to Find It

In connection with the Merger, InterVideo will file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (the “SEC”). Stockholders of InterVideo are urged to read the proxy statement and any other relevant documents when they become available because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other documents when they become available by contacting InterVideo Investor Relations, InterVideo, Inc., 46430 Fremont Blvd., Fremont, CA 94538, USA, telephone: (510) 651-0888. In addition, documents filed with the SEC by InterVideo are available free of charge at the SEC’s website at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of InterVideo in connection with the transaction, and their interests in the solicitation, will be set forth in the proxy materials to be filed by InterVideo with the SEC.

ITEM 9.01. Financial Statements and Exhibits

(d) Exhibits.

2.1	Agreement and Plan of Merger by and among Corel Corporation, Iceland Acquisition Corporation and InterVideo, Inc., dated as of August 28, 2006.

10.1	Form of Voting Agreement, dated as of August 28, 2006, by and among Corel Corporation and certain stockholders of InterVideo, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERVIDEO, INC.
(Registrant)

Date: August 31, 2006	/s/ Randy Bambrough
Randy Bambrough
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger by and among Corel Corporation, Iceland Acquisition Corporation and InterVideo, Inc., dated as of August 28, 2006.

10.1	Form of Voting Agreement, dated as of August 28, 2006, by and among Corel Corporation and certain stockholders of InterVideo, Inc.